CERTIFICATE OF INCORPORATION

                                       OF

                         BARNETT AUTO RECEIVABLES CORP.


                                Under Section 402
                                     of the
                            Business Corporation Law

          The undersigned, a natural person being at least 18 years of age, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the Business Corporation Law of the State of New York hereby certifies that:


          1. The name of the corporation is Barnett Auto Receivables Corp. (the "Corporation").

          2. The purpose for which the Corporation is organized is to engage exclusively in any of the following activities:

               (a) to acquire from time to time all right, title and interest in and to receivables or leases arising out of or relating to the sale or lease of new or used motor vehicles, including passenger cars, minivans, sport/utility vehicles and light trucks, monies due thereunder, security interests in the motor vehicles or equipment financed thereby, proceeds from claims on insurance policies related thereto, and


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          related rights (collectively, "Receivables");

               (b) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Receivables, collateral securing the Receivables, related insurance policies, agreements with motor vehicle or equipment dealers or lessors or other originators or servicers of Receivables and any proceeds or further rights associated with any of the foregoing;

               (c) to transfer Receivables to trusts (the "Trusts") pursuant to one or more pooling and servicing agreements, sale and servicing agreements, or other agreements (the "Agreements") to be entered into by, among others, the Corporation, the trustee named therein (the "Trustee") and any entity acting as servicer of the Receivables;

               (d) to authorize, sell and deliver any class of certificates ("Certificates") or other securities issued by the Trusts under the related Agreements;

               (e) to acquire from the Trustee the Certificates issued by Trusts to which the Corporation transferred Receivables;

               (f) to authorize, issue, sell and deliver one or more series and classes of bonds, notes or other evidence of indebtedness secured or collaterized by


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          one or more pools of Receivables or by certificates of
          any class issued by one or more Trusts or by certificates of any class issued by a trust established by the Corporation (collectively, the "Notes"), provided that the Corporation shall have no liability under any Notes except to the extent of the Receivables or the certificates securing or collateralizing such Notes;

               (g) to hold and enjoy all of the rights and privileges of any Certificates issued by Trustee to the Corporation under the related Agreements and to hold and enjoy all of the rights and privileges of any class of any series of Notes, including any class of Notes or Certificates which may be subordinate to any other class of Notes or Certificates, respectively;

               (h) to perform its obligations under the Agreements and any indenture or other agreement (each, an "Indenture") pursuant to which any Notes are issued;

               (i) to negotiate, authorize, execute, deliver, assume the obligations under, and perform, any agreement or instrument or document relating to the activities set forth in clauses (a) through
          (h) above; and

               (j) to engage in any activity and to exercise

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          any powers permitted to corporations under the laws of the State of
          New York that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing. The Corporation shall not engage in any business or activity other than in connection with or relating to the activities described above.

          3. The office of the Corporation is to be located in the County of Suffolk and the State of New York.

          4. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value.

          5. The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o United Corporate Services, Inc., 10 Bank Street, Suite 560, White Plains, New York 10606.

          6. (a) The affairs of the Corporation shall be managed by a Board of Directors (the "Board" or the "Board of Directors"), which shall at all times include two Outside Directors. The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the By-laws of the Corporation with the initial Board consisting of

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          at least three members. When voting on matters subject to the vote of the Board, including those matters specified in this Article 6 and in Article 8 hereof, notwithstanding that the Corporation is not then insolvent, the Outside Directors shall take into account the interests of the creditors of the Corporation as well as the interests of the Corporation. An "Outside Director" shall be an individual who, for at least eighteen months prior to being appointed by the Board, shall not have been, a director, officer or employee of, customer or supplier or indirect beneficial owner of 5% or more of the voting securities of, or customer or supplier, member of the immediate family of any such director, officer, employee, beneficial owner, customer or supplier of, Oxford Resources Corp., or any corporate affiliate of Oxford Resources Corp. Notwithstanding the foregoing, an Outside Director may be a director or officer of one or more other corporations that is an affiliate or are affiliates of Oxford Resources Corp., provided that (i) each such corporation is or was formed with limited purposes similar to the Corporation and (ii) such person does not earn, in the aggregate, material compensation for serving in such positions. For the purposes of the foregoing, an "affiliate" of an entity is an entity controlling, controlled by, or under common control with such entity. Notwithstanding any other provision of this Certificate of Incorporation or any other provision of law that so empowers the Corporation, in the

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event of the death, incapacity, or resignation of an Outside Director or such position is otherwise vacated, a successor Outside Director shall be appointed by the remaining directors of the Corporation and no action requiring the unanimous affirmative vote of the Board of Directors of the Corporation shall be taken until a successor Outside Director is elected and qualified and approves such action.

          (b) Without the affirmative vote of 100% of the members of the Board of Directors of the Corporation (including at least two Outside Directors), institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action.

          (c) The Corporation shall maintain a separate principal office through which its business shall be conducted, which office may be located in identifiable space within the headquarters of Oxford Resources Corp. at 270 South Service

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Road, Melville, New York 11747.

          (d) The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of Oxford Resources Corp. or any other entity.

          (e) The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than three times per annum.

          (f) The funds and other assets of the Corporation shall not be commingled with those of any other entity.

          (g) The Corporation shall pay its own expenses and shall not guarantee or hold itself out as being liable for the debts of Oxford Resources Corp. or any of their affiliates.

          (h) The Corporation shall not form, or cause to be formed, any subsidiaries.

          (i) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

          (j) Meetings of the shareholders of the Corporation shall be held not less frequently than one time per annum.

          (k) The Corporation shall operate in such a manner that it would not be substantively consolidated with any other

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entity.

          7. In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend and repeal from time to time By-laws of the Corporation.

          8. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without (i) satisfaction of the Rating Agency Condition and (ii) unanimous approval of the Board of Directors of the Corporation (which shall include the approval of at least two Outside Directors), do any of the following:

          (a) engage in any business or activity other than the business and activities which the Corporation is permitted to engage in under Article 2;

          (b) incur any indebtedness, or assume or guaranty any indebtedness of any other entity;

          (c) merge or consolidate with or into any other entity or convey or transfer its properties and assets substantially as an entirety to an entity, unless:

                  (i) the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized under the laws of the State of New York, expressly assumes

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         the due and punctual payment of, and all obligations of the Corporation in connection with the indebtedness of the Corporation, and has a Certificate of Incorporation containing provisions identical to the provisions of Articles 2, 6, 10 and this Article 8; and

                  (ii) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any indebtedness of the Corporation or any agreements relating to such indebtedness; or

          (d) amend this Certificate of Incorporation to alter in any manner or delete Article 2, Article 6, Article 10 or this Article 8.

          "Rating Agency Condition" means, with respect to any action, that each nationally recognized rating agency that has rated the Securities (each, a "Rating Agency") shall have been given 10 days' prior notice thereof (or such shorter period as shall be acceptable to the Rating Agencies) and that none of the Rating Agencies shall have notified the Corporation in writing that such action will, in and of itself, result in a reduction or withdrawal of the then current rating of any class of the Notes or Certificates.

          9. The Corporation is to have perpetual existence.

          10. Subject to the limitations set forth in Article 8(d), the Corporation reserves the right to amend,

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alter, change or repeal any provision contained in this Certificate of
Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          11. No director shall have any personal liability to the Corporation or its shareholders for any monetary damages for breach of fiduciary duty as a director, except that this Article 11 shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 719 of the Business Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. This Article shall not eliminate or limit the liability of such director of any act or omission occurring prior to the date when this Article becomes effective. If the Business Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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          12. The Corporation shall, to the fullest extent permitted by Section
722 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise.

          13. The incorporator of the Corporation is Reginald M. Rasch whose mailing address is 180 Maiden Lane, 35th Floor, New York, NY 10038.

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          IN WITNESS WHEREOF, this certificate has been subscribed this ___ day of May, 1997 by the undersigned, being the sole incorporator of the Corporation, who affirms that the statements made herein are true under the penalties of perjury.




                                        --------------------
                                         Reginald M. Rasch
                                         Sole Incorporator

                                         180 Maiden Lane
                                         34th Floor
                                         New York, New York
                                         10038

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